Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Quinlan, Vice President & CFO
Neogen Corporation, 517/372-9200

Neogen reports fiscal 2020 results

LANSING, Mich., July 21, 2020 — Neogen Corporation (NASDAQ: NEOG) announced today that revenues for the fourth quarter of its 2020 fiscal year, which ended May 31, were $109,074,000, compared to $109,762,000 the prior year quarter. Revenues for the company for the full fiscal year were $418,170,000, compared to the prior year’s $414,186,000.

Fourth quarter net income was $16,347,000, or $0.31 per share, compared to the prior year’s $15,815,000, or $0.30 per share. Net income for the full 2020 fiscal year was $59,475,000, or $1.13 per share, compared to the prior year’s $60,176,000, or $1.15 per share.

“We’ve experienced unprecedented challenges to our business around the world in recent months. In response to this crisis, Neogen took immediate action to protect our employees and our business. The results that we are reporting today are reflective of an incredible amount of hard work from our entire team, and I am extremely proud of them,” said John Adent, Neogen’s president and chief executive officer. “While we know that we have a long, hard fight ahead of us, going forward, Neogen’s mission matters more than ever. Keeping our food, and food production environments, as safe as possible will be even more important in the challenging months that lie ahead. Neogen was built to do just that.”

Gross margins for the company were 47.4% of sales in the fourth quarter of 2020, compared to 46.0% in the prior year quarter. The improvement was driven by opportunistic sales of sanitizers and disinfectants in response to COVID-19 and continued strength in genomic service revenues, in particular to the companion animal market. For the entire 2020 fiscal year, gross margins were 46.9%, compared to the prior year’s 46.3%, with increased margins in the Animal Safety segment resulting from higher margin genomic services and the strong sales of COVID-related disinfectants and sanitizers, partially offset by adverse impact of currency translations and lower sales of higher margin Food Safety products. Operating income improved to $19,944,000 in the current quarter, or 18.3% of sales, compared to $18,730,000, or 17.1%, in the fourth quarter of the company’s 2019 fiscal year. For the entire year, operating income was $67.5 million, or 16.1% of sales, compared to $68.1 million, or 16.4%, in the company’s 2019 fiscal year.

“Currency headwinds, which had been fairly moderate in the first three quarters of the year, became much more significant in our fourth quarter as financial markets around the world absorbed the impact of COVID-19. In a neutral currency environment, revenues would have been $3.5 million higher for the quarter, primarily due to weakness in the Brazilian real and the Mexican peso, which were 25% and 18% lower, respectively, than in the fourth quarter a year ago,” said Steve Quinlan, Neogen’s chief financial officer. “Despite the currency issue, cost control programs and improved gross margins helped us achieve a $1.2 million increase in our operating income for the fourth quarter.”

Revenues for the company’s Food Safety segment were $54.3 million in the fourth quarter of fiscal 2020, compared to $56.4 million in last year’s fourth quarter. The segment’s fourth quarter performance was significantly affected by the currency impacts of the stronger dollar, a slowdown in the global restaurant and food service industries, and disruption of the global food supply, as specialized food production companies struggled to adapt to the abrupt change in consumer needs. For the year, revenues of $212.7 million in this segment decreased slightly compared to last year. This result was primarily due to a 30% decrease of drug residue kit sales, as Neogen ended an exclusive relationship with a European distributor in January; a decline of $2.8 million in forensic kit sales in Brazil (due to business lost in the fiscal year’s first quarter); currency headwinds; and an adverse COVID-19 impact across multiple product lines. Sales of Neogen’s rapid diagnostic tests to detect natural toxins increased 4% in fiscal 2020; our food allergen product line also grew 4% for the year.

Revenues at Neogen’s European operations rose 5% in U.S. dollars (8% in British pounds) for fiscal 2020, aided by growth in cleaners and disinfectants to fight the spread of COVID-19 and African swine fever, and gains in genomic sales into the European bovine markets. Neogen Latinoamerica’s revenues increased 6% (11% in pesos) on strength across the diagnostics product portfolio, despite an 18% devaluation of the Mexican peso relative to the dollar. China’s revenues for the current year increased 22% (26% in yuan), largely the result of increased sales of Neogen’s disinfectant products to combat the spread of COVID-19 and African swine fever in that country. Revenues from the company’s Brazilian operations decreased 10% (flat in real), as sales were adversely impacted by the loss of forensic test kit business earlier in the fiscal year and a weakening of the Brazilian real against the U.S. dollar, both of which more than offset market share gains in sales of mycotoxin test kits.

Neogen’s Animal Safety segment revenues in the fourth quarter were $54.8 million, a 3% increase compared to $53.3 million in last year’s fourth quarter, due to strong sales of cleaners, disinfectants and sanitizers used in the fight against COVID-19. For the year to date, sales rose 2%, primarily due to continued strength in genomics, and to a lesser extent, increased sales of cleaners, disinfectants and sanitizers due to COVID-19. These gains were partially offset by an 8% decline in sales of animal care products and a 7% reduction in veterinary instruments to animal health distributors, caused by market weakness and uncertainty resulting from tariffs and COVID-19.

Neogen’s worldwide animal genomics business recorded an increase of 11% in fiscal 2020 compared to the prior year. This broad-based increase included strength in the domestic companion animal market, and gains in genomic testing of commercial beef and dairy cattle, swine and sheep. The companion animal growth was driven by heightened demand of breed identification products purchased through retail veterinary providers.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in worldwide biosecurity products, animal genomics testing, and the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals and veterinary instruments.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended May 31		Year ended May 31
	2020	2019	2020	2019
Revenue
Food Safety	$54,318	$56,428	$212,691	$213,474
Animal Safety	54,756	53,334	205,479	200,712

Total revenue	109,074	109,762	418,170	414,186
Cost of sales	57,345	59,232	221,891	222,266

Gross margin	51,729	50,530	196,279	191,920
Operating expenses
Sales & marketing	16,468	17,776	69,675	70,230
Administrative	11,859	10,454	44,331	40,791
Research & development	3,458	3,570	14,750	12,805

Total operating expenses	31,785	31,800	128,756	123,826

Operating income	19,944	18,730	67,523	68,094
Other income	1,233	768	4,782	4,865

Income before tax	21,177	19,498	72,305	72,959
Income tax	4,830	3,683	12,830	12,783

Net income	$16,347	$15,815	$59,475	$60,176
Net income per diluted share	$0.31	$0.30	$1.13	$1.15
Other information:
Shares to calculate per share	53,122	52,526	52,860	52,425
Depreciation & amortization	$4,854	$4,596	$18,396	$17,624
Interest income, net	1,612	1,392	5,992	4,683
Gross margin (% of sales)	47.4%	46.0%	46.9%	46.3%
Operating income (% of sales)	18.3%	17.1%	16.1%	16.4%
Revenue vs. FY 2019	-0.6%		1.0%
Net income vs. FY 2019	3.4%		-1.2%

NEOGEN CORPORATION UNAUDITED SUMMARIZED

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	May 31	May 31
	2020	2019
Assets
Current assets
Cash & investments	$343,673	$267,524
Accounts receivable	84,681	82,582
Inventory	95,053	85,992
Other current assets	13,999	13,431

Total current assets	537,406	449,529
Property & equipment, net	78,671	74,847
Goodwill & other assets	181,105	171,364

Total assets	$797,182	$695,740

Liabilities & Equity
Current liabilities	$48,489	$38,251
Non-current liabilities	23,516	19,590
Equity: Shares outstanding 52,946 in 2020 & 52,217 in 2019	725,177	637,899

Total liabilities & equity	$797,182	$695,740

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